Exhibit 99.1

Crawford & Company® 5335 Triangle Parkway NW Peachtree Corners, GA 30092 FOR IMMEDIATE RELEASE	Media Contact: Tim Klein 404.791.1983 tim_klein@us.crawco.com

Michelle Jarrard Elected to Crawford & Company Board of Directors

ATLANTA (August 2, 2018) – The board of directors of Crawford & Company® (NYSE: CRD-A and CRD-B), the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities, today announced the election of Michelle Jarrard as an independent director, effective July 31, 2018. With her election, the Crawford board has nine members including eight independent directors.

“Michelle brings a unique combination of innovation, technology, global business and people skills that are precisely what we need as we continue the transformation of Crawford,” said Harsha V. Agadi, president and CEO of Crawford & Company. “She will provide insights, counsel and perspectives that will complement those of the existing board members and from which Crawford will benefit. I look forward to partnering with Michelle as we continue to drive innovation in the claims management industry as we return Crawford to a path of sustained growth.”

Jarrard has served as a director of Lazard Ltd and Lazard Group since January 2017. She is a former Senior Partner of McKinsey & Company, where she held multiple leadership roles during her 25-year career, most recently as Global Chief HR and Talent Officer from 2007 until her retirement in January 2016. She was a member of McKinsey’s Global Operating Committee, with responsibilities including People Strategy, Talent Acquisition, Partner Compensation & Evaluation and Diversity along with other global responsibilities.

Jarrard is currently a senior advisor to the GRA Venture Fund, LLC, a private investment fund providing early-stage capital to Georgia-based technology companies, and is also on the board of directors of Axion Biosystems and QUEST Renewables. She is a board member of Children’s Healthcare of Atlanta, one of the largest pediatric healthcare systems in the U.S., and is a trustee of the Georgia Tech Foundation Board.

Jarrard earned her MBA from Harvard Business School and a Bachelor’s Degree in Industrial Engineering from the Georgia Institute of Technology. She will serve on the Compensation Committee of the Crawford board.

About Crawford®

Based in Atlanta, Crawford & Company (NYSE: CRD-A and CRD-B) is the world’s largest publicly listed independent provider of claims management solutions to insurance companies and self-insured entities with an expansive global network serving clients in more than 70 countries. The Company’s two classes of stock are substantially identical, except with respect to voting rights and the Company’s ability to pay greater cash dividends on the non-voting Class A Common Stock (CRD-A) than on the voting Class B Common Stock (CRD-B), subject to certain limitations. In addition, with respect to mergers or similar transactions, holders of CRD-A must receive the same type and amount of consideration as holders of CRD-B, unless different consideration is approved by the holders of 75 percent of CRD-A, voting as a class. More information is available at www.crawfordandcompany.com.

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